GE Commercial Finance Healthcare Financial Services Life Science Finance 83 Wooster Heights Road Danbury, CT 06810 203-205-5216 / FAX: 203-205-2193

June 27, 2007

CONFIDENTIAL LOAN PROPOSAL FOR:

CombinatoRx, Incorporated

Submitted By: William B. Stickle

CombinatoRx, Incorporated Mr. Justin A. Renz Vice President, Finance and Treasurer CombinatoRx, Incorporated 245 First Street, 16th Floor Cambridge, MA 02142

Dear Mr. Renz:

     General Electric Capital Corporation (“GE Capital”) has reviewed the information provided by you in connection with the requested financing for CombinatoRx, Inc. (referred to as “CombinatoRx“ or the “Company”). Based on the review to date and subject to the timely receipt of a signed copy of this proposal letter as indicated below, GE Capital is pleased to consider arranging and providing a $4,000,000 financing (the “Financing”) as outlined in the attached Term Sheet incorporated herein by reference, subject to the general terms and conditions in this proposal letter and the Term Sheet.

     GE Capital is one of the largest and most diversified financial services companies in the world with assets exceeding $300 billion and operations in over 45 countries. We have been actively providing equipment financing for Life Science companies for over a decade and it is our privilege to be a financial partner to hundreds of Life Science companies.

     This proposal letter, including the attached Term Sheet (together, the “Proposal”), is being provided to the Company on a confidential basis and is merely an indication of interest regarding the Financing transaction on the general terms and conditions outlined below and should not be construed as a commitment. GE Capital may change the terms of this Proposal or cease future consideration of the Financing at any time in its sole discretion. The attached Term Sheet summarizes only the principal terms and conditions under which the proposed Financing will be considered and does not purport to set forth all of the terms and conditions applicable to such Financing, which terms and conditions will be fully contained in the final documentation.

     The Company may not use this Proposal to solicit other offers or to modify, renegotiate or otherwise improve the terms and conditions of any other offer heretofore or hereafter received by the Company but is not restricted from making any disclosure or dissemination of the United States federal income tax structure or aspects of the transactions contemplated by this proposal or any documents executed pursuant to this Proposal. Further, each of GE Capital and the Company acknowledges that it has no proprietary rights to any United States federal income tax elements or structure of this Proposal. In addition, the Company shall not, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

     By signing below, the Company acknowledges the terms and conditions of this Proposal and agrees to pay to GE Capital a Good Faith Deposit of $20,000 (“Deposit”). Upon receipt of the executed Proposal and accompanying Deposit, GE Capital shall commence the investment and credit approval process. Upon acceptance by GE Capital the Good Faith Deposit will be earned by GE Capital as a non-recurring upfront fee. In the event the funded transaction materially differs from the terms of this Proposal, the documentation charge may be adjusted to correspond with GE Capital’s actual out-of-pocket expenses. The Deposit is not refundable except in the event that the transaction represented by this Proposal and any amendment to it

CombinatoRx, Incorporated

is not approved by GE Capital. In such case, GE Capital shall promptly return the Deposit (less the cost of credit verification and investigation and any out of pocket expenses incurred such as appraisal fees, legal fees, etc.). Before funding can take place, all proper documentation of title and UCC releases from other lenders shall be in place and approved by GE Capital. We thank you for your consideration and look forward to working with you toward completing this transaction.

     By signing this Proposal Letter, regardless of whether the Financing is approved or closes, the Company agrees to pay upon demand to GE Capital all fees and expenses (including but not limited to all costs and fees of external legal counsel, environmental consultants, appraisers, inspectors, auditors and other consultants and advisors selected by GEHFS, due diligence reports, UCC, tax and judgment lien search and filing costs, escrow costs (if applicable), recording and transfer fees and taxes, title charges and survey costs and the allocated cost of internal legal counsel) incurred in connection with this Proposal Letter and the Financing (and the negotiation, documentation and closing thereof).

     I would appreciate the opportunity to discuss this proposal with you at your earliest convenience. Please do not hesitate to contact me at 203-205-5216 if you have any questions or if I may be of further assistance.

Sincerely,

/s/ William B. Stickle William B. Stickle

PROPOSAL ACCEPTED BY: CombinatoRx, Incorporated Name: /s/ Justin Renz Justin Renz Title: Vice President, Finance Date: June 27, 2007 Federal Tax ID#: 04-3514457 Email Address: jrenz@combinatorx.com

Contact Name for Inspection: Justin Renz Phone #: 617-301-7220

CombinatoRx, Incorporated

Term Sheet

Transaction:	Loan

Borrower:	CombinatoRx, Incorporated

Lender:	General Electric Capital Corporation its affiliates or its assignee (“GE
Capital”)

Loan Amount:	Up to $4,000,000

Loan Term and Payment:	Laboratory/Manufacturing equipment: 48 months of Principal and
Interest at 2.558889% of financed cost (Payment Factor), paid monthly in arrears for each loan schedule, based on an interest rate of 10.47%.

All Other Equipment and soft cost: 36 months of Principal and
Interest at 3.247887% of financed cost (Payment Factor), paid monthly in arrears for each loan schedule, based on an interest rate of 10.45%.
Anticipated Funding
Period:	June 2007 through May 2008.
Line Mechanics:	Equipment with invoice dates older than 90 days will be subject to appropriate discount.

Amortization begins on the start date, which is the first day of the month following the funding date. Interim interest will be charged for any period between the funding date and the start date.

Collateral:	A fully perfected first priority security interest in various Equipment as detailed in the attached Addendum A. All Equipment must be acceptable to GE Capital and located at Company owned or leased facilities within the continental United States. All collateral shall be free and clear of all liens, claims and encumbrances.

Other Conditions:	All other terms and conditions as presently exist shall continue to apply.

CombinatoRx, Incorporated

GENERAL TERMS AND CONDITIONS

Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.

1.	Maintenance and Insurance: All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.	Documentation: Standard GE Capital Master Loan and Schedule Documentation for this type of Loan (“Loan Documents”). Any changes to the Loan Documents must be approved by GE Capital legal counsel.

3.	Indexing: The Interest Rate, Payment Factor and corresponding Loan Payments are based on the Federal Reserve’s 3 and 4 year Treasury Constant Maturities Rate (H.15/ “Treasury Rate”) as of 06/26/2007 currently 4.95% and 4.97%, respectively, and will be adjusted effective as of the date of funding of any Financing to reflect any increases in the Treasury Rate.

4.	Transaction Costs: By execution and return of this proposal letter, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE Capital in connection with the Financing under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs (iii) the Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each an “Indemnified Person”) against all claims, costs, damages, liabilities and expenses (each a “Claim”) which may be incurred by or asserted against any of them in connection with this letter, the Financing, or the matters contemplated in this proposal letter, and will reimburse each Indemnified Person, upon demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any Claim, or any action proceeding relating to such Claim, and (iv) the Company waives any right to a jury trial in any action or proceeding brought against GE Capital.

5.	Electronic Payment System: GE Capital’s standard payment collection method is through an electronic payment system. An enrollment form will be provided with the Loan Documents.

6.	Confidentiality: This proposal letter is being provided to the Company on a confidential basis. Except as required by law, neither this proposal nor its contents may be disclosed, except to individuals who are the Company’s officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

7.	Expiration: This proposal will expire 06/30/2007, if not accepted prior to that date.

CombinatoRx, Incorporated

8.	Other Conditions: GE Capital’s agreement to fund the proposed transaction remains subject to and would be preceded by completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE

Capital and the closing of an initial funding under such transaction would be conditioned upon the prior execution and delivery of final Loan Documents and satisfaction of all conditions precedent acceptable to GE Capital and its counsel and no material adverse change in the business condition or prospects of the Company (“Material Adverse Change”). For transactions that contemplate more than one funding, GE Capital’s obligation to make each such subsequent funding would be subject to confirmation that no default has occurred and is continuing under the Loan Documents, that all representations and warranties of the Company in the Loan Documents continue to be true and correct and that no Material Adverse Change has occurred since the prior funding. If a commitment were to be given it would be subject to and preceded by a completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of any Financing would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and confirmation that no Material Adverse Change has occurred since the issuance of such commitment.

CombinatoRx, Incorporated

AUTHORIZATION FOR RELEASE OF INFORMATION

The undersigned hereby authorizes past and present depositing institutions, creditors, vendors and suppliers of the undersigned to provide such information pertaining to any loans, leases, lines of credit, account balances, and payment histories of the undersigned to General Electric Capital Corporation as it may request.

CombinatoRx, Incorporated

By: /s/Justin Renz Justin Renz Title: Vice President, Finance

CombinatoRx, Incorporated

Addendum A - Expected Equipment Composition

By end of term:
Equipment Class	Amount	Concentration Requirement
Laboratory & scientific equipment:	$2,000,000	Minimum of 50%
Lab and office furniture, office equipment,	$320,000	Maximum of	8%
& similar:
Computers, networking equipment,	$400,000	Maximum of	10%
& similar:
Soft costs (leaseholds, software,	$1,280,000	Maximum of	32%
tax, freight & similar):

Total

$4,000,000

100%